Exhibit 99.1

Gulfstream International Group Notified by NYSE Amex of Continued Listing Standards Non-Compliance

FORT LAUDERDALE, Fla., July 2, 2010 (GLOBE NEWSWIRE) -- Gulfstream International Group, Inc. ("Gulfstream") (NYSE Amex:GIA) announced today that on June 30, 2010, it received a deficiency letter from the NYSE Amex LLC (the "Exchange") indicating that, based on a review of publicly available information, the Company is not in compliance with the minimum stockholders' equity requirements for continued listing on the Exchange as set forth in Section 1003(a) of the NYSE Amex Company Guide (the "Company Guide"). Specifically, the Company is not in compliance with Section 1003(a)(i)(ii) of the Company Guide with stockholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

The Company has been afforded the opportunity to provide, by July 14, 2010, a supplemental plan to achieve and sustain compliance with all of the Exchange's listing requirements, including a time frame for regaining compliance with Section 1003(a)(i)(ii) of the Company Guide by November 12, 2010 (the "Plan Period"). If the Exchange accepts the supplemental plan, the Company may be able to continue its listing during the Plan Period, during which time the Company will continue to be subject to periodic review to determine if it is making progress consistent with the supplemental plan. If the Company does not submit a supplemental plan, or if the supplemental plan is not accepted, the Company will be subject to delisting proceedings. The Company may appeal a Staff determination to initiate delisting proceedings.

The Company currently intends to prepare and submit a supplemental plan within the time frame required by the Exchange. Prior to filing the supplemental plan and, if the supplemental plan is timely filed, while the supplemental plan is under review by Exchange, the Company expects that its common stock will continue to trade without interruption on Exchange; however, the trading symbol for the Company's common stock will continue to have an indicator (.BC) added as an extension to signify noncompliance with the continued listing standards. In addition, the Company will continue to be included in a list on the Exchange website of issuers that do not comply with the listing standards. The .BC indicator will remain as an extension on the Company's trading symbol until it has regained compliance with all applicable continued listing standards.

About Gulfstream International Group, Inc.

Gulfstream is a regional air carrier based in Fort Lauderdale, Florida, operating for 20 years. The Company specializes in providing travelers with access to niche locations not typically covered by major carriers. Gulfstream International Airlines, Inc. operates more than 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, five destinations from Continental Airline's Cleveland hub under the Department of Transportation's Essential Air Service Program and charter service to Cuba. For more information on the company, visit the company's website at http://www.gulfstreamair.com

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions, are forward-looking statements. These statements relate to future events or future financial performance and only reflect management's expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, "Risk Factors," of its Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:  Gulfstream International Group, Inc.
          Corporate:
          Robert M. Brown, Chief Financial Officer
          954-985-1500 (x236)
          www.gulfstreamair.com

          Strategic Growth International, Inc.
          Investor Relations:
          Stan Altschuler
            saltschuler@sgi-ir.com
          Jennifer Zimmons
            jzimmons@sgi-ir.com
          212-838-1444
          www.sgi-ir.com